UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 30, 2013

AMAZONICA, CORP.
 (Exact Name of Registrant as Specified in Its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

333-174304	99-0363013
(Commission File Number)	(IRS Employer Identification No.)

Av. Presidente Medice, 120, Floor 1, Room #1, Osasco, Brazil SP 06268
 (Address of Principal Executive Offices, Zip Code)

+ 55 11 78374178
 (Registrant's Telephone Number, Including Area Code)

Not applicable
 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5. Corporate Governance and Management

Item 5.01 Changes in Control of Registrant.

On August 30, 2013, Andre Caetano, the principal shareholder of Amazonica, Corp. (the “Company”), entered into a Stock Purchase Agreement which provided for the sale of 348,000,000 shares of common stock of the Company (the “Purchased Shares”) to Michael Soursos (the “Purchaser”). The consideration paid for the Purchased Shares, which represent 56.81% of the issued and outstanding share capital of the Company on a fully-diluted basis, was $50,000. The purchase price was paid by the issuance by the Purchaser to Mr. Caetano of a promissory note. The 2-year note, which bears interest at the rate of 10% per year, is due and payable in two years. In addition, Mr. Caetano is entitled to five percent (5%) of the proceeds from the sale of any shares of the Purchased Shares during such two-year period.

There are no arrangements or understandings among members of both the former and new control persons and their associates with respect to the election of directors of the Company or other matters.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of August 30, 2013, in connection with the disposition of the Purchase Shares, Andre Caetano resigned from his positions as officer and the sole director of the Company. The Board of Directors of the Company elected Michael Soursos as President, Treasurer and the director of the Company. 2007

Mr. Soursos, 48, is  a private businessman located in Kharkov, Ukraine. On March 14, 2007 until July 23, 2013, he was appointed a director and secretary of Viosolar, Inc., a public company. In January 2007 Mr. Soursos was a consultant with Bruca Trading Ltd., which provided consulting services to Viosolar Inc. amongst other clients. From April 2004 to June 2006, he was President of a private research and development laboratory located in Athens, Greece.

Item 9.01 Financial Statements and Exhibits

(a) Financial Statements.

(b) Pro forma financial information.

(c) Exhibits:

Exhibit 10.3	Stock Purchase Agreement dated August 30, 2013, between Andre Caetano and Michael Soursos.

Exhibit 10.4	Promissory Note dated August 30, 2013 issued by Michael Soursos to Andre Caetano

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMAZONICA, CORP.

Date: August 30, 2013	By:	/s/ Andre Caetano
	Name	Andre Caetano
	Title	President and Treasurer